Exhibit 99.1

October 23, 2013

Rapture World Limited

2 London Bridge

London

SE1 9RA

RE:	Consent to Use of SCM World Data

Dear Sir or Madam,

Amber Road, Inc. (“Amber Road”) is contemplating an initial public offering of its Common Stock. In connection with this offering, Amber Road proposes to file a registration statement on Form S-1 (“Registration Statement”) with the Securities and Exchange Commission.

We request your consent to reference or cite, in the Registration Statement and all amendments thereto, statistical data (the “Data”) contained in the survey Amber Road commissioned with Rapture World Limited (“SCM World”) to quantify the significance of global trade with company strategy, understand the specific challenges facing companies engaged in global trade and assess the abilities of the companies to respond to these challenge. We further request your consent to the inclusion of this letter as an exhibit to the Registration Statement, to cite SCM World as the source of the Data, and to reference SCM World under the caption “Industry and Market Data” in the Registration Statement as acting in the capacity of an expert in relation to the preparation of the Data.

If this is acceptable, please indicate your consent to our use of your consent in accordance with the foregoing requests by countersigning this letter.

Sincerely,

AMBER ROAD, INC.

By:	/s/ Jim Preuninger
Name: Jim Preuninger
Title: Chief Executive Officer

CONSENT GRANTED:

RAPTURE WORLD LIMITED

By:	/s/ Patrick Shewell
Name: Patrick Shewell
Title: Key Account Director